[GRAPHIC OMITTED]                                                 Press Release
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                                      Contact:         Jamie Tully/Kara Findlay
                                                        Citigate Sard Verbinnen
                                                                 (212) 687-8080

                           FOAMEX COMMENTS ON OUTLOOK
                           FOR THE THIRD QUARTER 2002
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LINWOOD, PA, October 16, 2002 -- Foamex  International Inc. (NASDAQ:  FMXI), the
world's leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that it expects to report a net loss for the third quarter ended September 29, 2002, primarily as a result of previously disclosed price increases of an unprecedented magnitude from its raw material suppliers, combined with higher than expected SG&A expenses principally related to one-time fees. The Company expects to report EBITDA in the range of $7-$9 million for the same period, excluding any restructuring charges or credits.

In light of these results, the Company has obtained a waiver from its bank lenders of its financial covenants for the period ended September 29, 2002. This waiver will be effective until November 30, 2002. The Company is currently in discussions with its bank lenders to amend its financial covenants. Foamex expects to receive the necessary covenant amendments by November 30, 2002, although there can be no assurance that the covenants will be amended.

Tom Chorman, Chief Financial and Administrative Officer, stated: "The substantial price increases imposed by our chemical suppliers have significantly impacted our earnings. In addition, we incurred higher than expected SG&A expenses, primarily due to one-time fees related to the formation of Symphonex and the now terminated negotiations concerning the sale of our GFI carpet cushion business."

Mr. Chorman continued: "We are working with our customers to address pricing issues, as well as taking steps to expand our supply base in an effort to mitigate raw material pricing pressures. At the same time, we are taking action to increase efficiency and reduce costs."

About Foamex  International  Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to completion of the operational restructuring as currently contemplated and the currently anticipated benefits of the restructuring, including those relating to the work force reductions, cost savings and restructuring charges from Project Transformation, the expected benefits of expanding the use of VPF technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including various financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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